Exhibit 99.1

CONSENT OF JEFFERIES LLC

December 4, 2015

The Board of Directors

MarkWest Energy GP, L.L.C.

151 Arapahoe Street, Tower 1, Suite 1600

Denver, Colorado 80202

We have previously consented to the inclusion of our opinion letter dated July 11, 2015 to the Board of Directors of MarkWest Energy GP, LLC as Annex D to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 (Registration No. 333-206445) of MPLX LP (“MPLX”), declared effective as of October 29, 2015, relating to the proposed merger involving MPLX and MarkWest Energy Partners, L.P. (the “Registration Statement”) and to the references to such opinion and our firm in such proxy statement/prospectus under the captions entitled “SUMMARY—MWE’s Reasons for the Merger; Recommendation of MWE GP’s Board of Directors”, “SUMMARY—Opinion of the Financial Advisor to the MWE GP Board”, “PROPOSAL 1: THE MERGER—Recommendation of the MWE GP Board and Its Reasons for the Merger” and “PROPOSAL 1: THE MERGER— Opinion of the Financial Advisor to the MWE GP Board.” We hereby consent to the incorporation by reference of the foregoing into a Registration Statement on Form S-4MEF filed on the date hereof for purposes of registering 3,060,131 additional Common Units for issuance in connection with the consummation of the proposed merger. By giving such consents, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Jefferies LLC

     Jefferies LLC